AMENDMENT TO SUB-ADVISORY AGREEMENT

THIS AMENDMENT is entered into as of June 1, 2019 to amend the SUB-ADVISORY AGREEMENT (the “Agreement”) dated September 8, 2015 by and between Callan LLC, formerly known as Callan Associates Inc., a California limited liability corporation with its principal place of business at 600 Montgomery Street, Suite 800, San Francisco, CA 94111-2710 (the “Adviser”), and AQR Capital Management, LLC a Delaware limited liability company with its principal place of business at Two Greenwich Plaza, Greenwich, CT 06830 (the “Sub-Adviser” or “AQR”).

WHEREAS, pursuant to authority granted to the Adviser by the Board of Trustees (the “Board”) of THE KP FUNDS (the “Trust”) on behalf of the series set forth on Schedule A to the Agreement (the “Fund”) and pursuant to the provisions of the Investment Advisory Agreement dated as of December 18th, 2013 between the Adviser and the Fund (the “Management Agreement”), the Adviser has selected the Sub-Adviser to act as sub-investment adviser of the Fund and to provide certain related services, as more fully set forth in the Agreement;

WHEREAS, the Adviser and the Sub-Adviser desire to amend the Fee Schedule set forth in Schedule A of the Agreement;

NOW, THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, the parties agree that the Agreement is hereby amended as follows:

1. The Schedule A attached to this Amendment hereby replaces the current Schedule A to the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date first above written.

CALLAN LLC

By:	/s/ Michael T. Bell
Name:	Michael T. Bell
Title:	Senior Vice President

AQR CAPITAL MANAGEMENT, LLC

By:	/s/ Nicole DonVito
Name:	Nicole DonVito
Title:	Senior Counsel & Head of Registered Products

SCHEDULE A

to the

SUB-ADVISORY AGREEMENT

as amended effective June 1, 2019 between

CALLAN LLC

(formerly known as Callan Associates Inc.)

and

AQR CAPITAL MANAGEMENT, LLC

Each Fund will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at the annual rate below based on the average daily net assets of the respective portion of the Fund (or “Assets” as defined in this Agreement) as may be allocated by the Adviser to the Sub-Adviser from time to time under the following fee schedule:

KP Large Cap Equity Fund	Rate

[Redacted]

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